SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

 (Date of earliest event reported)

April 11, 2002

CSB Bancorp, Inc.

(Exact name of Registrant as specified in its Charter)

Ohio	0-21714	34-1687530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification Number)

6 West Jackson Street, P.O. Box 232, Millersburg, Ohio	44654
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 674-9015

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure

On April 11, 2002, CSB Bancorp, Inc. released a letter to shareholders that included an announcement of quarterly dividends to shareholders. A copy of the letter to shareholders is attached to this report as Exhibit 99.1.

Item 7.  Financial Statements and Exhibits

(a)	Exhibits
	99.1	Report to shareholders dated April 11, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSB BANCORP, INC.

Date: April 11, 2002	By: /s/ C. James Bess
C. James Bess Chief Executive Officer and Chairman of the Board of Directors

Exhibit 99.1

April 11, 2002

Dear Shareholder:

The Company is pleased to announce the resumption of quarterly dividends for the first quarter of year 2002.  Your check or statement representing $0.05 per share is enclosed.

Our accomplishments in 2001 have provided the foundation that is responsible for a continuing rapid, universal turn-around into 2002.  Net profits for the first quarter are up and ahead of budget.  Management believes that asset quality has improved to a level of risk that is moderate, decreasing, and acceptable.  The stabilization of interest rates by the Federal Reserve System over the past few months has had a positive impact on interest margins and the Company’s profitability.  Management believes that the Company’s infrastructure and internal controls now meet or exceed the standards that were adopted in our strategic planning objectives early last year.

A very successful conversion of the Bank’s core applications data processing system was completed in February.  The upgrade has equipped the Company with the means to provide more efficient, cost effective customer service that will appropriately serve current and future operating requirements.  Our employees, at all levels, are the key to our success and they continue to become a stronger, more efficient, and productive team.

The Company continues to progress because we have:  (1) the right culture, (2) the right leadership, (3) the right people, (4) the right banking processes, and (5) shareholder support.  Please assist us in promoting the Bank by encouraging your family, friends, and business associates to bank with CSB.

Thank you for your ongoing loyalty and support.  We look forward to seeing you at the Annual Meeting of Shareholders on April 24th.

Sincerely,

/s/ C. James Bess

C. James Bess

Chairman, President, & CEO